                                                                   EXHIBIT 10.18

                          SUN COMMUNITY SOURCE LICENSE
                                   Version 2.7
                           (Rev. Date Sept. 16, 1999)

This Sun Community Source License (the "License") is made and entered into by and between Sun Microsystems, Inc. ("Original Contributor") and Caldera Systems, Inc. ("You"), and is effective as of the date signed by Sun below ("Effective Date"). This License is entered into concurrently with a separate Sun Community Source License for Java2 Standard Edition (Agreement No. 55391).

The parties hereby incorporate by reference as if fully and separately set forth herein, the entirety of Agreement No. 55391 except for the header before "RECITALS" on page 1, and Attachments B, D and E thereto, which are all as set forth herein.

AGREED TO AND ACCEPTED BY:

You:                                        Original Contributor:

Caldera Systems, Inc.                       Sun Microsystems, Inc.

By:                                         By:
    --------------------------                  ------------------------------
Title:                                      Title:
      ------------------------                     ---------------------------
Date:                                       Date:
      ------------------------                    ----------------------------


ATTACHMENT B

Hotspot Virtual Machine Technology

Description of "Technology"

Hotspot Virtual Machine Technology v.1.0.1 as described on the Technology Download Site.

ATTACHMENT D
COMMERCIAL USE LICENSE

1. Effect. This Attachment D is to the Sun Community Source License version 2.7 for the Hotspot Virtual Machine Technology ("SCSL"). You and Original Contributor have agreed to the terms of the SCSL. You acknowledge that the SCSL is binding on You. This Attachment D is effective only if signed below by

Agreement No. 55543                                                       Page 1

You and Original Contributor, and applies to Your Commercial Use of Original Code and Upgraded Code. All capitalized terms used herein shall have the same meaning set forth in the SCSL unless otherwise stated. In the event of a conflict between the express terms of this Attachment D and the Research Use license Section 3.1, the terms of this Attachment D shall govern.

2. Term. Upon execution of this Attachment D by You and Original Contributor, this Commercial Use license shall have a term of 18 months. Upon payment by You of the amounts set forth in Section 7 hereof, the term of this Attachment D shall be extended by one or two years, as applicable.

3. Commercial Use License Grant. Subject to Your compliance with Section 4 below, Section 8.10 of the SCSL, and the TCK license (and Your right to cure breaches to the extent provided in Section 6. of the SCSL); in addition to the Research Use license, the TCK license, and the Internal Deployment Use license, Original Contributor grants to You a worldwide, non-exclusive, non-transferable license, to the extent of Original Contributor's Intellectual Property Rights covering the Original Code, Upgraded Code and Specifications, to do the following within the specified field of use:

a) reproduce and distribute Compliant Covered Code and authorize or license its use in compliance with the License by other Licensees;

b) compile Compliant Covered Code and reproduce and distribute the same in Executable form directly to end users or through one or multiple tiers of distribution and authorize or license its use by others in compliance with the License;

c) reproduce and distribute Reformatted Specifications in association with Compliant Covered Code and authorize or license their use by others in compliance with the License; and

d) create Modifications for Commercial Use or Internal Deployment Use under the provisions of this Attachment D and Section 2.a)(i) of the Research Use license.

4. Additional Requirements and Responsibilities. In addition to the requirements and responsibilities specified in the Research Use license, the TCK license and the Internal Deployment license, and as a condition to exercising the rights granted in Section 3 above, You agree to the following additional requirements and responsibilities:

a) Distribution of Source Code. Source Code of Compliant Covered Code may be distributed only to another Licensee of the same Technology.

b) Distribution of Executable Code. You may distribute the Executable version(s) of Compliant Covered Code under a license of Your choice, which may contain terms different from this License, provided (i) that You are in compliance with the terms of this

Agreement No. 55543                                                       Page 2

License, and (ii) You must make it absolutely clear that any terms which differ from this License are offered by You alone, not by Original Contributor or any other Contributor. Commencing with Your first release of Compliant Covered Code, each binary copy of Your Linux operating system distributed by You must include the executable version of Your implementation of the Technology (and which must conform to the definition of Compliant Covered Code), except that for binary copies made available via web download, You must instead make the executable version of Your implementation of the Technology (and which must conform to the definition of Compliant Covered Code) available for download as well. This section does not require bundling of Your implementation of the Technology with Your OpenLinux software in fields of use outside the scope of Section 7, or in distributions limited to demonstration, evaluation, or promotional purposes or copies of Your OpenLinux software which must be distributed in order to comply with the GNU General Public License.

c) Branding. Products integrating Compliant Covered Code used for Commercial Use must be branded with the Technology compliance logo under a separate trademark license required to be executed by You and Original Contributor concurrent with execution of this Attachment D.

5. Indemnity/Limitation of Liability. The provisions of Section 7.1 of the Research Use license are superseded by the following:

a) Your Indemnity Obligation. You hereby agree to defend, at Your expense, any legal proceeding brought against Original Contributor or any Licensee to the extent it is based on a claim: (i) that the use, reproduction or distribution of any of Your Error Corrections or Shared Modifications is an infringement of a third party trade secret or a copyright in a country that is a signatory to the Berne Convention; (ii) based on any representation, warranty, support, indemnity, liability or other license terms You may offer in connection with any Covered Code; or (iii) arising from Your Commercial Use of Covered Code, other than a claim covered by Section 5.b) below, or a patent claim based solely on Covered Code not provided by You. You will pay all damages, costs and fees awarded by a court of competent jurisdiction, or such settlement amount negotiated by You, attributable to such claim.

b) Original Contributor's Indemnity Obligation. Original Contributor will defend, at its expense, any legal proceeding brought against You, to the extent it is based on a claim that Your authorized Commercial Use of Original Code and Upgraded Code is an infringement of a third party trade secret or a copyright in a country that is a signatory to the Berne Convention, and will pay all damages, costs and fees awarded by a court of competent jurisdiction, or such settlement amount negotiated by Original Contributor, attributable to such claim. The foregoing shall not apply to any claims of intellectual property infringement based upon the combination of code or documentation supplied by Original Contributor with code, technology or documentation from other sources.

Agreement No. 55543                                                       Page 3

c) Right of Intervention. Original Contributor will have the right, but not the obligation, to defend You, at Original Contributor's expense, in connection with a claim that Your Commercial Use of Original Code and Upgraded Code is an infringement of a third party patent and will, if Original Contributor chooses to defend You, pay all damages, costs and fees awarded by a court of competent jurisdiction, or such settlement amount negotiated by Original Contributor, attributable to such claim.

d) Prerequisites. Under Sections 5.b) and c) above, You must, and under Section 5.a) above, Original Contributor or any Licensee must: (i) provide notice of the claim promptly to the party providing an indemnity; (ii) give the indemnifying party sole control of the defense and settlement of the claim; (iii) provide the indemnifying party, at indemnifying party's expense, all available information, assistance and authority to defend; and (iv) not have compromised or settled such claim or proceeding without the indemnifying party's prior written consent.

e) Additional Remedies. Should any Original Code, Upgraded Code, TCK, Specifications, Error Corrections, or Modifications become, or in the indemnifying party's opinion be likely to become, the subject of a claim of infringement for which indemnity is provided above, the indemnifying party may, at its sole option, attempt to procure on reasonable terms the rights necessary for the indemnified party to exercise its license rights under this License with respect to the infringing items, or to modify the infringing items so that they are no longer infringing without substantially impairing their function or performance. If the indemnifying party is unable to do the foregoing after reasonable efforts, then the indemnifying party may send a notice of such inability to the indemnified party together with a refund of any license fees received by the indemnifying party from the indemnified party for the infringing items applicable to the indemnified party's future use or distribution of such infringing items, in which case the indemnifying party will not beliable for any damages resulting from infringing activity with respect to the infringing items occurring after such notice and refund.

6. Support Programs.

Support to You. Technical support is not provided to You by Original Contributor under this License. You may contract for one or more support programs from Original Contributor relating to the Technology which are described on the SCSL Webpage.

Customer Support. You are responsible for providing technical and maintenance support services to Your customers for Your products and services incorporating the Compliant Covered Code.

7. Technology and Payments.

Technology specified in Attachment B.

Agreement No. 55543                                                       Page 4

Field of Use: OpenLinux for the x86, UltraSPARC, Itanium (Merced), and PowerPC processors

You hereby agree to pay Original Contributor a nonrefundable payment as provided in the Sun Community Source License Attachment D for Java2 Standard Edition entered into by the parties concurrently herewith (Agreement No. 55391), for the right, for 18 months from the execution hereof, to distribute Compliant Covered Code in compliance with and subject to the provisions of the SCSL and its attachments.

Upon payment of the applicable $3,100,000 fee as specified in Agreement
No. 55391, this Attachment D will have a term of three years and six months. Alternatively, this Attachment D will renew for a second and third year (following the 18 month initial term) upon payment of the applicable $1,500,000 and $1,750,000 fees as specified in Agreement No. 55391. Payment as provided above under Section 7 of Attachment D of the SCSL for Java2 Standard Edition constitutes payment under this Section 7, i.e., You are not obligated to make double payments.

Provided that this Attachment has been extended to three and a half years as above, You may elect to extend this Attachment for up to an additional three years. If You elect to extend the term of this Attachment, the pricing for such additional term (excluding support) will not exceed Original Contributor's applicable then-current standard pricing for the license and rights granted herein.

b) [****]

c) Taxes. All payments required by this License shall be made in United States dollars, are exclusive of taxes, and You agree to bear and be responsible for the payment of all such taxes, including, but not limited to, all sales, use, rental receipt, personal property or other taxes and their equivalents which may be levied or assessed in connection with this License (excluding only taxes based on Original Contributor's net income). To the extent You are required to withhold taxes based upon Original Contributor's income in any country, You agree to provide Original Contributor with written evidence of such withholding, suitable for Original Contributor to obtain a tax credit in the United States.

8. Notice of Breach or Infringement. Each party shall notify the other immediately in writing when it becomes aware of any breach or violation of the terms of this License, or when You become aware of any potential or actual infringement by a third party of the Technology or Sun's Intellectual Property Rights therein.

9. Proprietary Rights Notices. You may not remove any copyright notices, trademark notices or other proprietary legends of Original Contributor or its suppliers contained on or in the Original Code, Upgraded Code and Specifications.

Agreement No. 55543                                                       Page 5



**** CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO SUCH OMITTED PORTIONS.

10. Notices. All written notices required by this License must be delivered in person or by means evidenced by a delivery receipt and will be effective upon receipt by the persons at the addresses specified below.

Original Contributor:                         You:

Sun Microsystems, Inc.                        Caldera Systems, Inc.

901 San Antonio Road                          240 West Center St.

Palo Alto, California 94303                   Orem UT 84057

Attn.: VP, Sun Software and
Technology Sales                              Attn: President,

cc: Sun Software and Technology,              cc: Contracts Administrator
General Counsel

11. Disclaimer of Agency. The relationship created hereby is that of licensor and licensee and the parties hereby acknowledge and agree that nothing herein shall be deemed to constitute You as a franchisee of Original Contributor. You hereby waive the benefit of any state or federal statutes dealing with the establishment and regulation of franchises.

12. Confidentiality. You and Original Contributor shall keep and maintain in confidence the terms and conditions of this License. However, either party may disclose the general nature of the rights and obligations under this Attachment D in the course of business or as required by law or court order.

Agreed:

You:                                          Original Contributor:

Caldera Systems, Inc.                         Sun Microsystems, Inc.

By:                                           By:
   -----------------------------                 -------------------------------

Title:                                        Title:
      --------------------------                    ----------------------------

Date:                                         Date:
     ---------------------------                    ----------------------------




ATTACHMENT E
TECHNOLOGY COMPATIBILITY KIT

Agreement No. 55543                                                       Page 6